EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"), is entered into by and between Dais Analytic Corporation, located at 11552 Prosperous Drive, Odessa, Florida 33556 ("Employer") and William J. Newman, currently residing at 18 Blackburn Road, Basking Ridge, New Jersey 07920 ("Employee"), to be effective on or before March 31, 2008 (the "Effective Date").

W I T N E S S E T H:

 WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration.

 NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

1.1.	Employer agrees to employ Employee, and Employee agrees to be employed by Employer on the terms and conditions set forth in this Agreement.

1.2
Subject to the provisions for termination and extension as hereafter provided, the term  (“Term” shall include any extension of the term of this Agreement as provided in section 1.3 below) of this Agreement shall commence on the Effective Date and shall continue until the first anniversary hereof (“Term”).

1.3
The Term of this Agreement shall be automatically extended on the first anniversary of the Effective Date for one (1) year and on each subsequent anniversary of the Effective Date for an additional one year period, unless, in any such case, Employer delivers, at least one (1) month prior to such anniversary of the Effective Date, written notice of its intent not to renew or extend the Term.

1.4
Beginning as of the Effective Date, Employee shall be employed as Chief Operating Officer of Employer. Employee shall report to the President and Chief Executive Officer of the Employer. Employee agrees to serve in said position or in such capacities as may be requested by the Employer consistent with duties, responsibilities, etc. consistent with this title within the industry at a similar size, and to perform diligently and to the best of  Employee's abilities the duties and  services.

1.5.
Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time, for members of the Company whether at the executive level or for members of the entire Company, including without limitation any Code of Business Conduct (the "Code of Business Conduct") the Employer has or may establish from time to time.

1.6.
Employee shall, during the period of Employee’s employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interest of Employer. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the Business and affairs of the Employer or Employer Entities or interfere with Employee's performance of his duties hereunder.  Employee may not serve on the board of directors of any entity other than an Employer Entity during the Term without Employer’s written approval thereof.

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1.7
Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and all other Employer Entities and to do no act which would, directly or indirectly, injure any such entity's business, interests, or reputation.  It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer or any Employer Entity involves a possible conflict of interest.  In keeping with Employee's fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or the Employer Entities, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity which might involve a possible conflict of interest without first obtaining written approval of Employer.

1.8
The parties understand and agree that Employee will be employed during the Term of this Agreement at Employer’s principal offices which are currently located in Odessa, Florida. However, to the extent business needs do not require his physical presence at Employer’s principal office he will work from a suitable location which both  parties will agree to on its suitability prior to use. This notwithstanding the Employee agrees approximately 50% or more of his time will be spent at the principal office. At the end of three (3) years – if not earlier if agreed to by both parties – the parties will review Employee’s location as the goal is to have the executive team located at the Employer’s principal place of business.

1.9.
Nothing contained  herein  shall be construed  to preclude  the transfer of Employee's employment to another Employer Entity ("Subsequent Employer") as of, or at any time after, the Effective Date and no such transfer shall be deemed to be a termination of employment for the purposes of Article 3 hereof;  provided, however, that, effective with such transfer, all of Employer's obligations  hereunder shall be assumed  by and be  binding upon, and all of Employer's  rights hereunder shall be assigned to, such Subsequent Employer and the defined term "Employer" as used herein shall thereafter be deemed amended to mean such Subsequent Employer. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Employee's rights and obligations, shall remain in full force and effect following such transfer of employment.

ARTICLE 2: COMPENSATION AND BENEFITS:

2.1
Subject to the terms and conditions of this Agreement, Employee’s base salary during the Term shall be One Hundred and Fifty Thousand Dollars ($150,000) per annum which shall be paid in accordance with Employer's standard payroll practice.  Employee's base salary may be adjusted from time to time at the sole discretion and approval of the majority of the Board of Directors (“Board”). Compensation payable under this section will be reviewed in September of 2008. Any changes to the Compensation to be paid pursuant to this section or any other provision of this Agreement shall be made in the sole discretion of Employer.

2.2
In addition to Employee’s base salary and benefits and subject to the terms and conditions of this agreement, Employee shall be paid a commission for each sale of a Employer commercial energy recovery ventilator system (“ERV”) or Employer commercial energy recovery ventilator system core “(Core”) to a third party made by the Company’s independent representative sales organization on behalf of Employer. Said commission shall be equal to two percent  (2%) of Employer’s Net Sales Price relating to such sale; provided, however, such commission shall be due only if: (1) the Gross Margin Percentage for the sale equals or exceeds Thirty- Five Percent (35%), and (2) Employer has received full payment of the Sales Price relating to the sale. Notwithstanding the foregoing, if an ERV contains a Core only the ERV shall be eligible for commission (i.e. a Core contained in an ERV is not subject to commission). Any commissions due and owing to Employee by reason of this section shall paid to Employee pursuant to Employer’s scheduled payroll in the month following Employer’s fiscal quarter in which the qualifying sale subject to commission was made and shall be subject to the terms and conditions of this Agreement. Such payment shall be subject to applicable tax and withholding. For the purpose of Section 2.2, the following terms shall have the meanings provided below:

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a.	“Gross Margin” shall mean Net Sales Price less the sum of the Cost of Goods Sold and Selling Expenses.

b.
"Cost of Goods Sold" shall mean the aggregate cost of the ERV or Core sold, prepared in accordance with GAAP consistent with Seller's practices. Without limiting the generality of the foregoing, "Cost of Goods Sold" shall include but not be limited to the following: raw material costs, direct labor costs (including payroll taxes and benefits), manufacturing overhead (including a reasonable portion of the factory space allocated to production, any outside buying services or commissions due to the same, reasonable product development and equipment depreciation costs, product freight, brokerage fees and, duties.

c.
"Net Sales Price" shall mean the sales price of the ERV or Core, as applicable, subject to commission hereunder as prepared in accordance with GAAP and consistent with Seller's past practices, less (I) returns (including freight or handling incurred thereon), discounts, refund credits and allowances made or allowed to customers and (ii) sales and excise taxes actually paid.

d.
"Selling Expenses" shall mean the selling and advertising expenses of Employer relating to said Core and ERV including, but not limited to salespersons loaded salaries (including sales commissions), directly related promotional costs, freight out, advertising (local, co-op, etc.), photos, promotion, booth rental and related show expenses (if applicable), directly related travel expenses, entertainment expenses, and reasonable directly related travel expenses.

e.	“Gross Margin Percentage” shall mean the percentage derived by dividing the Gross Margin of the sale subject to commission by the Net Sales Price of that sale.

f.	"Sales Price" shall mean the full invoiced price, including shipping, handling and taxes, of the ERV or Core less returns, discounts, refunds, credits and allowances made or allowed to customers.

g.
“Commercial” shall mean a non-residential use of the referenced product in a building-related heating ventilation or air-conditioning application requiring at least One Thousand (1,000) cubic feet per minute of air such application.

2.3
Employer shall grant to Employee, pursuant to the Dais Analytic Corporation 2000 Incentive Compensation Plan (the "2000 Plan"), a stock option to purchase up to Eight Hundred Thousand (800,000) Shares of Employer's $.01 par value common stock. Said option shall vest ratably over a three year period with Sixty Thousand Six Hundred and Sixty Six (66,666) shares vesting on the anniversary of third (3rd) month following the date of the option grant and every three (3) months thereafter until the entire sum is vested; provided, Employee is employed hereunder as of the date of such vesting. Each share subject to the option shall have an exercise price equal to the fair market value of Employer's common stock on the date of the option grant as determined in the sole discretion of the Board of  Directors, or if such authority has been delegated to the Compensation Committee, the Compensation Committee. All other terms and conditions said option grant are set forth in Exhibit A attached hereto, which forms a part of this Agreement.

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2.4
Subject to the terms and conditions of this Agreement, if during the course of Employee’s employment hereunder, Employer receives net cash proceeds of One Million Dollars ($1,000,000) or more from the private or public sale of its $.01 par value common stock, with said stock being sold at no less than Twenty Five ($.25) per share (or in later rounds at a price per share which does not trigger anti-dilution or other related dilutive actions) and said sale being both initiated after the commencement of Employee’s employment and closed upon during the 2008 calendar year, Employee shall receive a cash bonus of Fifty Thousand Dollars ($50,000) payable in four equal monthly payments of Twelve Thousand Five Hundred Dollars $12,500) each. Said payments, if any, shall be commence on the month following the close of said sale and shall be paid with Employer’s scheduled monthly payroll. Any such payment hereunder shall be subject to all applicable tax and withholding requirements. Notwithstanding the foregoing, no payment shall be due or payable by reason of this section if condition of said sale precludes such a payment to Employee.

2.5
Employee shall be entitled to three (3) weeks of paid vacation per year of employment. Said time shall accrue ratably over the year and any unused vacation time from one year may be carried to the next year of employment, if any, upon Employer’s written consent with said consent being require for each such request.  Employee shall be paid for fifty percent (50%) of any unused vacation at The time of termination if the said termination was not made for Cause. If said termination was made for Cause no payment for any unused vacation will be made.

2.6
Subject to the terms and conditions of this Agreement, beginning on the Effective Date and continuing for the remainder  of the Term, Employee shall participate in any incentive plan instituted and approved by the Board of Directors of Employer provided, however, that all determinations relating to Employee’s participation, including, without limitation, those related to the performance goals applicable to Employee and Employee’s level of participation and payout opportunity, shall be made by a majority vote of the Company’s Board of Directors.

2.7
During the Term, Employer shall reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of this employment provided that such expenses are incurred and accounted for in accordance with Employer's applicable policies and customary practices.

2.8
While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which may exist as of the Effective Date or thereafter and which are made available by Employer to all or substantially all of Employer’s employees. Such benefits, plans, and programs may include, without limitation, any health, and dental insurance or 401K programs, if and when instituted. Any benefit plan currently existing or instituted by Employer after the Effective Date may be altered, change or discontinued by Employer at its sole discretion and at any time without obligation of any nature to Employee.  Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs to other than those provided to other employees pursuant to the terms and conditions of such benefit plans and programs. While employed by Employer, Employee shall be eligible to receive awards under and subject to the terms and conditions of the 2000 Plan or any successor plan adopted by Employer; provided, however, that the foregoing shall not be construed as a guarantee with respect to the type, amount or frequency of such awards, if any, such decisions being solely within the discretion of discretion of the person or committee to whom such authority has been granted pursuant to such plan's terms. Employer shall reimburse Employee up to $1,800 for the cost of the Employee’s continuation coverage (“COBRA”) elected by Employee as a result of the termination of Employee’s most recent prior employment.

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2.9
Employer shall not, by reason of this Article 2, be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any incentive compensation, employee benefit or stock or stock option program or plan.

2.10
Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other tax as may be required pursuant to any law or governmental regulation or ruling, any required withholdings and any sums related to Employee portion of health care or other benefits.

ARTICLE 3: TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION:

3.1	Employee's employment with Employer shall be terminated:

(i)	Upon the death of Employee,

(ii)	Upon Employee's Retirement (as defined below)

(iii)	Upon Employee's Permanent Disability (as defined below)

(iv)	At any time by Employer upon notice to Employee, or by Employee upon thirty (30) days notice to Employer, for any or no reason or

(v)	Upon expiration of the Term of this Agreement.

3.2	If Employee's employment is terminated by reason of any of the following circumstances, Employee shall not be entitled to receive the benefits set forth in Section 3.3 hereof:

(i)	Death.

(ii)
Retirement.  "Retirement" shall mean either (a) Employee's voluntary retirement from Employment pursuant to a bona fide retirement plan maintained by Employer at or after normal retirement age (either voluntarily or pursuant to any Employer policy) or

(b) The voluntary termination of Employee's employment by Employee in accordance with Employer's early retirement policy or offer or for other than Good Reason (as defined below).

(iii)
Permanent Disability. "Permanent Disability" shall mean Employee's physical or mental illness, injury or condition that renders Employee incapable of performing his usual duties with such condition likely to remain continuous for a period of three months as determined, in its sole discretion, by the Board of Directors.

(iv)
Voluntary Termination. "Voluntary Termination" shall mean a termination of employment at the election of Employee for other than Good Reason. "Good Reason" shall mean a termination of employment by Employee because of a material breach by Employer of any material provision of this Agreement that which remains uncorrected for thirty (30) days following written notice of such breach by Employee to   Employer provided such termination occurs within fifteen (15) days after the expiration of the notice period.

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(v)
Termination of Employee's employment by Employer for Cause. "Cause" shall mean any of the following: (a) Employee's willful misconduct, dishonesty or reckless disregard of his responsibilities to Employer or in the performance of the duties and services required of Employee pursuant to this Agreement, and Employee has not cured such conduct within fifteen (15) days of written notice of his default, (b) the Employee is convicted or pleads nolo contendre or the equivalent to either a felony or misdemeanor involving moral turpitude, (c) a material violation of the Code of Business Conduct (if the Employer has in place such a plan), and Employee has not cured his default within fifteen (15) days of written notice of his default or (d) Employee's breach of any material provision of this Agreement which remains uncorrected for fifteen (15) days following notice of such breach to Employee by Employer, or (e) Employer’s failure to follow reasonable, lawful order or directions of the Chief  Executive Officer or the Bo

Determination as to whether or not Cause exists for termination of the Employee’s employment will be made by a majority vote of the Board of Directors.

(vi)	Expiration of Term.

Upon the occurrence of any of the events described in (i) through (vi) of Section 3.2, Employee's employment shall terminate and the Employer shall have no further obligation to Employee hereunder except to pay to Employee (or his estate, as the case may be), upon the latter of ten (10) days following the date of termination or upon the date of Employer’s next scheduled payroll, any accrued but unpaid Base Salary, and earned commissions calculated to date of termination plus any of un-reimbursed expenses payable to Employee pursuant to the terms and conditions of this agreement. All future compensation to which Employee would otherwise have been entitled and all future benefits for which the Employee was eligible shall cease and terminate as of the date of termination.

Any and all payments made To Employee ( or his estate, as the case may be)pursuant to this Section 3.2 shall be made after deduction of any non-reimbursable amounts paid by Employer on behalf of Employee and after all standard and customary withholding including but not limited to withholding for tax and social security purposes.

3.3
If Employee's employment is terminated by Employee for Good Reason or by Employer for any reason other than as set forth in Section 3.2 above, Employee shall be entitled to the following, as applicable:

(i) Subject to the provisions of Section 3.4, Employer shall pay to Employee a severance benefit consisting of eight (8) equal monthly cash payments which in the aggregate equal two thirds (66%) of Employee's base annual salary in effect at the date of Employee's termination of employment. Such severance benefit shall be paid commencing with the first payroll period of Employer following Employee's termination date. Notwithstanding the foregoing, if the Employee is terminated by Employer for failure to adequately perform the duties of his position as determined by the majority vote of the Board of Directors, then Subject to the provisions of Section 3.4, Employer shall pay to Employee a severance benefit consisting of three (3) monthly cash payments equal in the aggregate to Twenty five percent (25%) of Employee’s base annual salary in effect at the date of Employee’s termination of employment. Payment of such severance shall be made pursuant to the same procedure as described in this section (ii) above.

(ii) In the event Employee’s employment is terminated by Employer as a direct result of merger or the sale by Employer of all or substantially all of its assets the vesting of the options grant made under Section 2.4 shall be modified by the Board of Directors or, if appropriate, Compensation Committee so as to cause all shares subject to said grant to vest as of the date of any such merger or acquisition or any such date prior thereto as said Board of Directors shall determine in its sole discretion.

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3.4	Payments made under this Agreement as well as any severance benefit paid to Employee pursuant to Section 3.3 shall be in consideration of Employee's continuing obligations hereunder (including those after termination), including, without limitation, Employee's obligations under Article 4. Further, as a condition to the receipt of such severance benefit, Employer, in its sole discretion, may require Employee to first execute a release, in the form established by Employer, releasing Employer and all of its affiliates, and their officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee's employment with Employer and any of its affiliates or the termination of such employment. The performance of Employer's obligations under Section 3.3 and the receipt of the severance benefit provided thereunder by Employee shall constitute full settlement of all such claims and causes of action. Employee's rights under Section 3.3 are Employee's sole and exclusive rights against the Employer or its affiliates and the Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort or otherwise, for the termination of his employment relationship with Employer. Employee agrees that all disputes relating to Employee’s termination of employment, including, without limitation, any dispute as to "Cause" or "Voluntary Termination" and any claims or demands against Employer based upon Employee's employment for any monies other than those specified in Section 3.3, shall be resolved through arbitration as provided in Section 6.6 hereof; provided, however, that decisions specifically reserved herein for either the Board of Directors or the Compensation Committee, including but not limited to those such as to whether "Cause" exists for termination of the employment relationship with Employee and whether and as of what date Employee has become permanently disabled are delegated solely to the Board of Directors of Employer or the Compensation Committee (as the case may be), for determination and any dispute of Employee with any such decision shall be limited to whether the Board of Director or Compensation Committee as the case may be reached such decision in good faith. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employees' Retirement Income Security Act of 1974, as amended) maintained by Employer.

3.5
Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee’s obligations under Article 4.  All such obligations shall survive termination of this Agreement.

ARTICLE 4: OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIALINFORMATION:

4.1
Any and all intellectual property rights, title and interest in works, including but not limited to all information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment with Employer or any of its affiliates (whether during business hours or otherwise, whether on Employer’s premises or otherwise and whether with or without use of Employer’s facilities, materials, processes, equipment or supplies) which relate to the actual or intended business, products or services of Employer or its affiliates (including, without limitation, all such information relating to corporate opportunities, research, products, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall vest exclusively in and be the sole and exclusive property of Employer or its affiliates, as the case may be. Employee will promptly disclose to Employer, any such intellectual property rights, title and interest in works and any such intellectual property rights, title and interest in works made in whole or in part by Employee within one year following the termination of his employment shall be deemed to fall within the provisions of this Agreement unless proven by Employee to have been first conceived and made following such termination.

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4.2
Employee acknowledges that the businesses of Employer and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, materials, equipment, research and development, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and its affiliates in maintaining their competitive position. Employee hereby agrees that, except as required in connection with the performance of his duties under this Agreement, Employee shall keep confidential and shall not, at any time during or after his employment by Employer, directly or indirectly, disclose any confidential business information or trade secrets of Employer or its affiliates (other than to Employer’s other employees and/or agents in connection with such party’s performance of its obligation to Employer), or make any use thereof, except in the carrying out of his employment responsibilities hereunder. Confidential business information shall not include information in the public domain (but only if at the time of the disclosure such information was in the public domain and the same became a part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (I) it is required to be disclosed by law or a court of competent jurisdiction provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his intent to disclose any such confidential business information in such context so as to allow Employer or its affiliates an opportunity (which Employee will not oppose) to obtain such protective Orders or similar relief with respect thereto as may be deemed appropriate.

4.3
All tangible materials including but not limited to written materials, listing, notes, data, sketches, drawings, memorandums, models, reference materialism accounts, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which relate in any way to or contain or disclose confidential business information or trade secrets of Employer or its affiliates shall be and remain the property of Employer, or its affiliates, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

4.4	For purposes of this Article 4, "affiliates" shall mean entities in which Employer has a direct or indirect equity interest.

4.5
Employee shall not use or disclose to anyone affiliated in any manner with Employer or Employer Entities, at any time any confidential information secured from any source, including but not limited to any former employer of Employee, to whom he has a duty of confidentiality with respect to said information.  Employee represents and covenants that to the best of his knowledge, he is under no such obligation at this time.

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4.6
Employee will execute any documents reasonably necessary to transfer the intellectual property described in Section 4 to Employer, including but not limited to, all patent applications and any continuations in part, reexaminations, reissues or foreign counterparts thereof. In the event Employer is unable, after reasonable effort, the secure Employee’s signature on any documents, letters patent, copyright or other analogous protection relating to an Invention, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints  Employer and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as is executed by Employee. Employee’s obligation to assist Employer in obtaining and enforcing patents and copyrights for such Inventions in any and all countries shall continue beyond the termination of this Agreement and in such circumstances Employer shall compensate Employee, at a reasonable rate and for a reasonable number of hours but in no event more than the hours actually spent by Employee, to provide said assistance pursuant to a written request by Employer.

ARTICLE 5: NON-COMPETE AND NON-SOLICITATION

5.1
Employee covenants and agrees that (a) during the Term of this Agreement and (b) for a period of one (1) year after termination of Employee’s employment with Employer for any reason, Employee will not, without prior written consent of Employer, directly or indirectly, have an interest in, be employed by or be connected with, as an employee, consultant, officer, director, partner, member, stockholder or joint venture, any person or entity owning, managing controlling or otherwise participating or assisting in any business that is in competition with Employer’s business or intended business. Notwithstanding the foregoing, Employee’s ownership of greater than five (5%) of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an inter-dealer quotation system by the National Association of Securities Dealer’s, Inc. shall not be deemed a violation of this Agreement. Employee agrees that he will not interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Employer and any other party including but not limited to any investor, banker, broker, agent, customer, client, supplier, consultant or employee of Employer. In addition Employee agrees that (a) upon termination and a for a period of one (1) year thereafter, Employee will not solicit, assist any other party in the solicitation of or hire any person employed by Employer at any time during such one (1) year period. The foregoing restriction shall not apply to any employee or former employee of Employer whose employment with the Employer terminated after the date which is one year prior to the date of the termination of the Employee.

5.2
It is the desire and the intent of the parties that the provisions of Section 5 shall been forced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of Section 5 shall be adjudicated to be invalid or unenforceable, the invalid or unenforceable portion of Section 5 shall be deemed amended or deleted, if necessary, preserving the provision to the fullest extent possible in accordance with the intent of the parties, thereby rendering the invalid or unenforceable section to be valid and enforceable, such amendment or deletion to apply only with respect to the operation of Section 5 in the particular jurisdiction in which such adjudication is made. Nothing in Section 5 shall reduce or abrogate the Employees obligations under the other provisions of this Agreement including but not limited to Section 4 hereof.

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ARTICLE 6: MISCELLANEOUS:

6.1
Except as otherwise provided in Section 4.4 hereof, for purposes of this Agreement, the terms "affiliate" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer or in which Employer has a 5% or more equity interest.

6.2
For purpose of this Agreement, notices and all other communications provided for herein shall be in writing and delivered in person or deposited, certified or registered, return receipt requested and postage prepaid in the United States or deposited with an internationally- reputable air courier with written verification of receipt:

If to Employer, to: Dais Analytic Corporation at 11552 Prosperous Drive, Odessa, Florida 33556, to the attention of the General Counsel, with a copy simultaneously sent by facsimile to the attention of Chief Executive Officer at 727-375-8485 (facsimile).

If to Employee, to________[intentionally omitted]_____________________, or at such other address as either party may from time to time designate by notice hereunder.

Notices shall be effective upon delivery in person or, if mailed or deposited with an internationally reputable air courier on the earlier of the day following receipt or midnight on the fourth business day following the date of said mailing or deposit.

6.3	This Agreement shall be governed by and construed and enforced, in all respects in Accordance with the law of the State of Florida without regard to principles of conflicts of law.

6.4
No failure by either party hereto at any time to give notice of any breach by the other party of or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.5
It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

6.6
It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution to arbitration in a proper venue in Washington, DC as agreed by both parties by a single arbitrator pursuant to the rules of the American Arbitration Association and the arbitration award shall be final and binding upon the parties and enforceable in any court of competent jurisdiction. The cost of the arbitration shall be borne equally by the parties.  Notwithstanding the foregoing the parties agree that Employer, on its own behalf and on behalf of any of the Employer Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of Article 4 and/or Article 5.

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6.7
This Agreement shall be binding upon and inure to the benefit of Employer, to the extent herein provided, and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's right and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or incompetence of Employee.

6.8
This Agreement supercedes and replaces any previous agreements and discussions pertaining to the subject matter covered herein.  This Agreement, constitutes the entire agreement of the parties with regard to the terms of Employee’s employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer or, if delegated by the Board to the Compensation Committee, the Compensation Committee or its delegate, as appropriate.

6.9
Employee represents and warrants that the execution, delivery and performance of this Agreement does not and will not contravene, conflict with or otherwise violate the terms of any written or oral agreement among Employee and one or more third parties.

6.10
The section headings used herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent If any provision of this agreement. When used in this Agreement, the term “including” shall mean without limitation by reason of enumeration. Words used in the singular shall include the plural.

6.11
The failure of either party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

DAIS ANALYTIC CORPORATION	EMPLOYEE

/s/Timothy N. Tangredi	/s/William J. Newman
Timothy N. Tangredi	William J. Newman
Chief Executive Officer

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